Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATI–BANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “OLENOX INDUSTRIES INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JUNE, A.D. 2026, AT 12:17 O`CLOCK P.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State
2365700 8100 SR# 20263435137	Authentication: 204266193 Date: 06-17-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:17 PM 06/17/2026
FILED 12:17 PM 06/17/2026	CERTIFICATE OF DESIGNATION
SR 20263435137 - File Number 2365700	OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

OLENOX INDUSTRIES, INC.

Dated June 16, 2026

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Olenox Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof):

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 5,405,010 shares of preferred stock, par value $1.00 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and the qualifications, limitations and restrictions, if any, of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and the qualifications, limitations and restrictions, if any, of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and the qualifications, limitations and restrictions, if any, of such series of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”) and the number of Shares constituting such series shall be 340,000. Each share of Series E Preferred Stock shall have a par value of $1.00 per share and a stated value equal to One Hundred Dollars ($100.00) per share (the “Stated Value”). The voting powers, if any, the designations, powers, preferences and relative, participating, optional, special and other rights, if any, of the Series E Preferred Stock and the qualifications, limitations and restrictions, if any, of the Series E Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued other than: (i) shares of Common Stock issued as a dividend or distribution on outstanding shares of Series E Preferred Stock pursuant to Section 4; (ii) shares of Common Stock issued as a dividend on outstanding shares of Common Stock; (iii) shares of Common Stock issued upon conversion of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, or Series C Convertible Preferred Stock; or (iv) shares of Common Stock issued upon conversion, exchange or exercise of Convertible Securities.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Average Price” shall mean, in respect of shares of Common Stock or any other securities, as of any day or relevant period (as applicable): (i) the volume weighted average price for such shares or securities on a National Securities Exchange for such day or relevant period (as applicable) as reported by Bloomberg Finance Markets (“Bloomberg”) through its “Volume at Price” functions; (ii) if, as determined by the Board, a National Securities Exchange is not the principal securities exchange or trading market for such shares or securities, the volume weighted average of such shares or securities for such day or relevant period (as applicable) on the securities exchange or trading market for such shares or securities determined by the Board to be the principal securities exchange or trading market for such shares or securities as reported by Bloomberg through its “Volume Price” functions; (iii) if the foregoing clauses (i) and (ii) do not apply, the last closing trading price for such day or the average of the last closing trading prices for such relevant period (as applicable) of such shares or securities in the over-the-counter market on the electronic bulletin board for such shares or securities as reported by Bloomberg; (iv) if the forgoing clauses (i) and (ii) do not apply, and no last closing trade price for such day or relevant period (as applicable) is reported by Bloomberg, the last closing ask price for such day or the average of the last closing ask prices for such relevant period (as applicable) of such shares or securities as reported by Bloomberg; or (v) if the forgoing clauses (i)-(iv) do not apply, the fair market value of such share or security for such day or relevant period (as applicable) as determined by the Board.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Convertible Securities” shall mean securities convertible into, or entitling the holder to receive, directly or indirectly, shares of Common Stock or rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock other than such securities or rights, options or warrants issued: (i) on or prior to the Series E Original Issue Date or (ii) as a dividend on outstanding shares of Common Stock.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 6.1.

“Date of Issuance” means, for any Share of Series E Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“National Securities Exchange” shall mean the Nasdaq Stock Market, the New York Stock Exchange or any other national securities exchange.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, joint venture, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

“Preferred Stock” has the meaning set forth in the Recitals.

“Qualifying Merger” shall mean: (i) a merger, consolidation, conversion, transfer, domestication, continuance or other similar event involving the Corporation and which results in fifty percent (50%) or more of the capital stock or similar equity interest of the surviving, resulting, consolidated, or converted entity or fifty percent (50%) or more of the voting power of the capital stock or similar equity interest or right to elect directors or similar governing body of the surviving, resulting, consolidated, or converted entity, in either case, being held by persons and/or entities other than the persons and/or entities that, immediately prior to the effective time of such merger, consolidation, conversion, transfer, domestication, continuance or other similar event, owned fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more the voting power of the capital stock of the Corporation or right to elect directors or similar governing body of the Corporation; or (ii) a merger, consolidation, conversion, transfer, domestication, continuance or other similar event to which any one or more of the Corporation’s Subsidiaries is involved and which results in any capital stock of the Corporation or Subsidiary or any of the voting power of the capital stock of the Corporation or Subsidiary, in either case, being held by persons and/or entities other than the persons and/or entities that, immediately prior to the effective time of such merger, consolidation, conversion, transfer, domestication, continuance or other similar event merger owned the capital stock of the Corporation or Subsidiary or any voting power of the capital stock of the Corporation or Subsidiary.

“Qualifying Merger Consideration” shall have the meaning set forth in Section 3.4.

“Qualifying Sale” shall mean any sale, lease, exchange or disposition of all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises. For purposes of this definition of Qualifying Sale, the property and assets of the Corporation shall include the property and assets of any subsidiary (as defined in Section 271(c) of the General Corporation Law of the State of Delaware) of the Corporation and all provisions herein shall apply to any and all transactions permitted by Section 272(b) of General Corporation Law of the State of Delaware.

“Qualifying Sale Consideration” shall have the meaning set forth in Section 3.4.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series E Junior Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation except for the Series E Parity Stock.

“Series E Parity Stock” shall mean the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock.

“Series E Original Issue Date” means June 17, 2026.

“Share” means a share of Series E Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Trading Day” shall mean any day on which the National Securities Exchange is open for business (other than a day on which the National Securities Exchange is scheduled to or does close prior to its regular weekday closing time).

3. Liquidation, Dissolution or Winding Up; Qualifying Merger; Qualifying Sale.

3.1 Liquidation, Dissolution or Winding Up. In the event of the Corporation’s liquidation, dissolution or winding up, the holders of outstanding shares of Series E Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the Corporation’s stockholders (the “Liquidation Proceeds”), prior and in preference to any distribution of the Liquidation Proceeds to the holders of any Series E Junior Stock, and on a pari passu basis with respect to the holders of any Series E Parity Stock, consideration in an amount per share equal to the Stated Value. If, upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Liquidation Proceeds distributed among the holders of outstanding shares of Series E Preferred Stock and any Series E Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of outstanding shares of Series E Preferred Stock and such Series E Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled to receive. Following the payment of Stated Value pursuant to this Section 3.1, each share of Series E Preferred Stock shall be deemed redeemed by the Corporation and cancelled, and no holder of the same shall be entitled to any additional payment. A Qualifying Merger, a Qualifying Sale, a merger or consolidation of the Corporation with or into another corporation or other entity or sale of all or any part of the assets of the Corporation which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets to its stockholders, shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.1. The Corporation shall send written notice of any liquidation, dissolution or winding up, not less than 45 days prior to such event, to each holder of Series E Preferred Stock.

3.2 Qualifying Merger. In the event of a Qualifying Merger, the holders of outstanding shares of Series E Preferred Stock shall be entitled to receive, in connection with the conversion in the Qualifying Merger of the shares of Series E Preferred Stock held by them immediately prior to the effectiveness of the Qualifying Merger, out of the aggregate consideration to which the holders of all capital stock of the Corporation are entitled to receive in connection with the conversion in the Qualifying Merger of such shares held by them immediately prior to the effectiveness of the Qualifying Merger (the “Qualifying Merger Consideration”), prior and in preference to the receipt of Qualifying Merger Consideration by the holders of any Series E Junior Stock, and on a pari passu basis with the receipt of Qualifying Merger Consideration by the holders of any Series E Parity Stock, consideration in an amount per share equal to the Stated Value. If, upon the occurrence of a Qualifying Merger, the Qualifying Merger Consideration distributed among the holders of outstanding shares of Series E Preferred Stock and any Series E Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled to receive, then the entire Qualifying Merger Consideration shall be distributed ratably among the holders of outstanding shares of Series E Preferred Stock and such Series E Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled to receive. Following the payment of Stated Value pursuant to this Section 3.2, each share of Series E Preferred Stock shall be deemed redeemed by the Corporation and cancelled, and no holder of the same shall be entitled to any additional payment or other consideration. The Corporation shall send written notice of any Qualifying Merger not less than 45 days prior to such event, to each holder of Series E Preferred Stock.

3.3 Qualifying Sale. In the event of a Qualifying Sale, the holders of outstanding shares of Series E Preferred Stock shall be entitled to be paid, out of the aggregate consideration payable to the Corporation in such Qualifying Sale (the “Qualifying Sale Consideration”), prior and in preference to the payment, out of the Qualifying Sale Consideration, to holders of any Series E Junior Stock, and on a pari passu basis with the payment, out of the Qualifying Sale Consideration, to the holders of any Series E Parity Stock, consideration in an amount per share equal to the Stated Value. If, upon the occurrence of a Qualifying Sale, the Qualifying Sale Consideration thus distributed among the holders of outstanding shares of Series E Preferred Stock and any Series E Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled to receive, then the entire Qualifying Sale Consideration shall be distributed ratably among the holders of outstanding shares of Series E Preferred Stock and such Series E Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled to receive. Following the payment of Stated Value pursuant to this Section 3.2, each share of Series E Preferred Stock shall be deemed redeemed by the Corporation and cancelled, and no holder of the same shall be entitled to any additional payment or other consideration. The Corporation shall send written notice of any Qualifying Sale not less than 45 days prior to such event, to each holder of Series E Preferred Stock.

3.4 Determining Liquidation Proceeds, Qualifying Merger Consideration and Qualifying Sale Consideration. In the event of a liquidation, dissolution or winding up of the Corporation, a Qualifying Merger or a Qualifying Sale, if any of the Liquidation Proceeds, the Qualifying Merger Consideration or the Qualifying Sale Consideration, respectively, is in a form other than cash, its value for purposes of applying the terms of Section 3.1, Section 3.2 and Section 3.3, respectively, shall be the fair market value thereof determined as follows:

(a) Securities shall be valued at the Average Price of such securities over the twenty (20) Trading Day period ending three (3) Trading Days prior to the distribution date (in the event of a liquidation, dissolution or winding up the Corporation) or the closing date (in the event of a Qualifying Merger or a Qualifying Sale), as applicable, and any consideration other than cash or securities shall be valued by the Board in its sole discretion.

3.5 Noncompliance. In the event the requirements of this Section 3 are not complied with, to the fullest extent permitted by applicable law, the Corporation shall forthwith either:

(a) Cause the closing of such Qualifying Merger or such Qualifying Sale, as applicable, to be postponed or delayed until such time as the requirements of this Section 3 have been complied with; or

(b) Terminate or abandon such Qualifying Merger or such Qualifying Sale, as applicable, in which event (for the avoidance of doubt) the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of Series E Preferred Stock shall, to the fullest extent permitted by applicable law, be the same as or revert to, as applicable, the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, existing prior to such Qualifying Merger or such Qualifying Sale, respectively.

4. Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities, or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities, or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series E Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 6 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5. Voting. The holders of the Series E Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in this Section 5 or as otherwise required by the DGCL. To the extent that under the DGCL the vote of the holders of Series E Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of a majority of the holders of the Series E Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the a majority of the holders of the Series E Preferred Stock (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Holders of the Series E Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the bylaws of the Corporation and the DGCL.

6. Conversion.

6.2 Right to Convert. Subject to the provisions of Sections 10 and 11 and this Section 6, at any time and from time to time on or after the Date of Issuance, any holder of Series E Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series E Preferred Stock held by such holder to a number of Common Stock determined by dividing the Stated Value of such share of Series E Preferred Stock by the Conversion Price then in effect. The conversion price per Share as of the date hereof shall be $1.00 (as adjusted from time to time in accordance with this Certificate of Designation, the “Conversion Price”).

6.3 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series E Preferred Stock pursuant to Section 6.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series E Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series E Preferred Stock represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Effect of Conversion. All Shares of Series E Preferred Stock converted as provided in this Section 6.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time other than the right of the holder to receive shares of Common Stock in exchange therefor.

6.4 Limitations on Conversion.

(a) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series E Preferred Stock. As to any fraction of a share which a holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round to the next whole share, with 0.5 shares being rounded up to one whole share.

(b) Subject to Section 10, the Corporation shall not effect any conversion of the Series E Preferred Stock, and a holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion, such holder or any Attribution Party (defined below) will hold or have held, beneficially or of record, more than 9.9% of the aggregate Common Stock outstanding of the Corporation.

7. Reissuance of Series E Preferred Stock. Any Shares of Series E Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

8. Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time after the Series E Original Issue Date as follows:

8.1 Split or Subdivision of Common Stock. In the event that, at any time or from time to time after the Series E Original Issue Date, a record date is fixed for the effectuation of a split or subdivision of outstanding shares of Common Stock, then, as of such record date, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding.

8.2 Issuance of Additional Shares of Common Stock. In the event that, at any time or from time to time after the Series E Original Issue Date, the Corporation shall issue any Additional Shares of Common Stock without consideration or for consideration per share less than the then effective Conversion Price, then, as of such issuance date, the Series E Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding.

8.3 Issuance of Convertible Securities. In the event that, at any time or from time to time after the Series E Original Issue Date, the Corporation shall issue any Convertible Securities without consideration or for consideration per share less than the then effective Conversion Price, then, as of such issuance date, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock issuable with respect to such Convertible Securities, with the number of shares issuable with respect to Convertible Securities determined from time to time as follows:

(a) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued;

(b) In the event of any change in the number of shares of Common Stock deliverable upon conversion, exchange or exercise of such Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Convertible Securities; and

(c) Upon the termination or expiration of any such Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the conversion, exchange or exercise of such Convertible Securities.

8.4 Combination of Common Stock. In the event that, at any time or from time to time after the Series E Original Issue Date, a record date is fixed for the effectuation of a combination of outstanding shares of Common Stock, then, as of such record date, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

8.5 Reclassification or Recapitalization of Common Stock. In the event that, at any time or from time to time after the Series E Original Issue Date, there shall be a reclassification or recapitalization of outstanding shares of Common Stock (other than a liquidation, dissolution or winding up of the Corporation, a Qualifying Merger or a Qualifying Sale), to the fullest extent permitted by applicable law, provision shall be made so that the holders of Series E Preferred Stock shall thereafter be entitled to receive upon conversion of Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reclassification or recapitalization. In any such case, appropriate adjustment shall, to the fullest extent permitted by applicable law, be made in the application of the provisions of this section with respect to the rights of the holders of Series E Preferred Stock after the reclassification or recapitalization to the end that the provisions of this section (including adjustment of the Conversion Price then in effect and the number of shares received upon conversion of Series E Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable. The provisions of this section shall similarly apply to successive qualifying reclassifications or recapitalizations of outstanding shares of Common Stock (other than a liquidation, dissolution or winding up of the Corporation, a Qualifying Merger or a Qualifying Sale).

8.6 Certificate as to Adjustments. The Corporation shall, upon the written request delivered to the Corporation at the principal office of the Corporation at any time by any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth the Conversion Price at the time in effect.

9. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of outstanding shares of Series E Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series E Preferred Stock then outstanding; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all shares of Series E Preferred Stock then outstanding then, in addition to such other remedies as shall be available to the holders of Series E Preferred Stock, the Corporation shall, to the fullest extent permitted by applicable law, take such corporate action necessary to increase the total number of authorized shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

10. Beneficial Ownership Limitations.

10.1 Notwithstanding anything to the contrary herein, the Corporation shall not effect any conversion of the Series E Preferred Stock, and a holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion, such holder of Series E Preferred Stock (together with such holder’s Affiliates, and any Persons acting as a group together with such holder or any of such holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding of the Corporation (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such applicable Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Preferred Stock beneficially owned by such applicable Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such applicable Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

10.2 Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Attribution Party any shares of Common Stock issuable upon conversion of Series E Preferred Stock, to the extent such shares after giving effect to such issuance after conversion and when added to the number of shares of Common Stock issued and issuable upon conversion of any other Convertible Securities held by such Attribution Party would (a) beneficially own in excess of 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to such issuances or (b) control in excess of 9.9% of the total voting power of the Corporation outstanding immediately after giving effect to such issuances that are entitled to vote on a matter being voted on by holders of the Common Stock. For purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

10.3 Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Attribution Party any shares of Common Stock issuable upon conversion of Series E Preferred Stock, to the extent such shares after giving effect to such issuance after conversion and when added to the number of shares of Common Stock issued and issuable upon conversion of any other Convertible Securities held by such Attribution Party would (a) beneficially own in excess of 19.9% of the number of shares of Common Stock outstanding immediately after giving effect to such issuances (the “Maximum Aggregate Ownership Amount”) or (b) control in excess of 19.9% of the total voting power of the Corporation outstanding immediately after giving effect to such issuances that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”). For purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

11. Limitations Conversions; Prior to Stockholder Approval. Notwithstanding anything to the contrary contained herein, the Corporation shall not issue, and no Holder shall have the right to receive shares of Common Stock upon conversion of the Series E Preferred Stock to the extent that, after giving effect to such issuance, the aggregate number of shares of Common Stock issued or issuable pursuant to (i) the conversion of the Series E Preferred Stock, (ii) the exercise of any warrants issued in connection with the issuance of the Series E Preferred Stock, and (iii) the exercise, conversion or exchange of any other securities issued in the same financing transaction or any related transaction that are required to be aggregated therewith pursuant to NASDAQ Listing Rule 5635(d) (or any successor rule), which would exceed 19.9% of the Corporation’s outstanding shares of Common Stock immediately prior to the closing of such financing transaction (the “Exchange Cap”).

Any conversion otherwise prohibited by this section, shall be automatically reduced such that the number of shares issued upon conversion, together with all other shares previously issued pursuant to the financing transaction, and any related transaction, subject to aggregation under NASDAQ Listing Rule 5635(d), does not exceed the Exchange Cap. Any portion of the conversion amount that cannot be converted due to the Exchange Cap shall remain outstanding and eligible for conversion following stockholder approval. The Corporation shall not affect any adjustment to the conversion of Price Cap, issue additional securities, or take any other action that would permit the issuance of shares in excess of the Exchange Cap prior to obtaining the requisite stockholder approval.

12. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 12).

13. Construction Consistent with Nasdaq Rules. This Certificate of Designation shall be construed and interpreted at all times in a manner that is consistent with Nasdaq Listing Rules 5635(a), 5635(b), 5635(d), IM-5635-2 and IM-5635-4. To the extent any provision of this Certificate of Designation or any other agreement or instrument is or becomes inconsistent with any such rule or interpretive guidance, such provision shall be reformed to the minimum extent necessary to comply therewith, and any such inconsistent provision shall be of no force or effect; provided, however, that no such reformation shall increase, expand, enlarge, or otherwise enhance the economic rights, governance rights, voting rights, conversion rights, dividend rights, liquidation rights, or any other rights, privileges or preferences of the holders of Series D Preferred Stock beyond those expressly set forth in this Certificate of Designation as originally filed.

14. Miscellaneous. Electronic signatures shall suffice as originals for purposes of this Certificate of Designation.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Officer of the Corporation has executed and delivered this Certificate of Designation as of the date set forth above.

Olenox Industries, Inc.

By:	/s/ Michael McLaren
Name:	Michael McLaren
Title:	Chief Executive Officer

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